Exhibit 99.1

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Ramzi Haidamus named CEO of Immersion

●     Former President of Nokia Technologies and EVP of Dolby Labs

●    A Proven Leader in Technology and IP Monetization

SAN JOSE, Calif., January 7, 2019— Immersion Corporation (Nasdaq: IMMR), the leading developer and licensor of touch feedback technology, today announced that Ramzi Haidamus will become the company’s Chief Executive Officer and a member of the Immersion Board of Directors, effective January 21, 2019. Haidamus succeeds Tom Lacey, the company’s Interim CEO, who will remain a Board member of Immersion.

Sharon Holt, Chairman of the Board, commented, “We are delighted to have Ramzi join us as Immersion’s CEO and a member of the Board. Ramzi brings a unique combination of relevant experience and expertise in technology and IP monetization derived from both his success at Dolby Labs and in leading Nokia Technologies with over $1 billion of high margin revenue. Ramzi is a visionary, results-oriented leader who will be charged with building a more dynamic and valuable business at Immersion leveraging our leadership position in touch feedback technologies.”

Tom Lacey, Interim CEO of Immersion, added, “When I agreed to join Immersion as its Interim CEO and member of the Board in August, my goals were to effectively manage the business through a transition and help it to recruit the right leader for the future. I believe we have been successful in both of these goals. Over the past few months, Immersion has advanced its leadership position in haptics technologies, signed important new license agreements with major customers, and strenuously enforced its IP while improving operational efficiencies. Our strengthened technology, market and strategic position have also enabled us to recruit a world class executive to lead Immersion going forward. After an exhaustive search process, the board evaluated numerous talented candidates, and Ramzi clearly rose to the top. We are thrilled to have such an accomplished and talented executive to lead Immersion going forward.”

Ramzi Haidamus, the incoming Chief Executive Officer of Immersion, said, “I have gotten to know Immersion well through the extensive interview process and the more I learned the more I became excited about the company’s potential. As technology continues to enhance our digital lives, I firmly believe Immersion is

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well positioned to grow its leadership in haptic and digital interface technologies. I believe we are early in the adoption of human touch machine interface and Immersion is ideally positioned to capitalize on the many growth prospects ahead. I am looking forward to working with employees, management, customers, and the Board of Immersion to take the company to its next phase of growth.”

With over 30 years of experience in the industry, Haidamus has a proven track record of successfully leading related and relevant technology companies.

Mr. Haidamus was president of Nokia Technologies from 2014 to 2016, where he grew the business from $750 million to $1.3 billion in revenue. He led the growth of the existing patent licensing division and the formation of the digital media, digital health and brand licensing divisions. From 1996 to 2014, Mr. Haidamus held numerous key positions at Dolby Labs, including as a Section 16 officer and grew revenues from $300 million to $1 billion. Mr. Haidamus was instrumental in growing Dolby’s leadership in audio, video, and voice technologies globally. Mr. Haidamus was also the founder, President, and CEO of Via Licensing Corporation, a world leader in patent pool licensing responsible for more than $1 billion in cumulative royalties.

About Immersion

Immersion Corporation (NASDAQ: IMMR) is the leading innovator of touch feedback technology, also known as haptics. The company provides technology solutions for creating immersive and realistic experiences that enhance digital interactions by engaging users’ sense of touch. With more than 3,000 issued or pending patents, Immersion’s technology has been adopted in more than 3 billion digital devices, and provides haptics in mobile, automotive, gaming, medical and consumer electronics products. Immersion is headquartered in San Jose, California with offices worldwide. Learn more at www.immersion.com.

Forward-looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

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All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including, but not limited to, the statement regarding Immersion being ideally positioned to capitalize on the many growth prospects ahead for Immersion. Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include, but are not limited to: unanticipated difficulties and challenges encountered in product development efforts (including with respect to Immersion’s touch feedback technology) by Immersion and its licensees; unanticipated difficulties and challenges encountered in implementation efforts by Immersion’s licensees; adverse outcomes in any future intellectual property-related litigation and the costs related thereto; the effects of the current macroeconomic climate; delay in or failure to achieve adoption of or commercial demand for Immersion’s products or third party products incorporating Immersion’s technologies; and a delay in or failure to achieve the acceptance of touch feedback as a critical user experience. Many of these risks and uncertainties are beyond the control of Immersion.

For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in Immersion’s most current Form 10-K, and Form 10-Q, both of which are on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion’s beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

Immersion and the Immersion logo are trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

(IMMR – C)

Source: Immersion Corporation

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Media Inquiries:

Immersion Corporation

Nancy Erba, 408-350-8850

Chief Financial Officer

nerba@immersion.com

or

Investor Inquiries:

The Blueshirt Group

Jennifer Jarman, +1-415-217-5866

jennifer@blueshirtgroup.com